Exhibit 10.4

CREE, INC.

EXECUTIVE CHANGE IN CONTROL AGREEMENT

Cree, Inc. (the “Company”) and Charles M. Swoboda (“Executive”) entered into an Employment Agreement effective as of October 13, 2004 (the “Original Agreement”), which was subsequently amended and restated effective as of August 21, 2007 (the “Existing Agreement”).  This Executive Change in Control Agreement (the “Agreement”) between Company and Executive is intended to supersede and replace the Existing Agreement as of the effective date of this Agreement, which shall be August 18, 2008 (the “Effective Date”).  Upon full execution and delivery of this Agreement and the exchange of good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereby agree to terminate the Existing Agreement as of the Effective Date, except to the extent provided in Section 19 of this Agreement.

1.    Duties and Scope of Employment.

(a)    Positions and Duties.  Executive will continue to serve as Chairman of the Board, President and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”).  Executive will render such business and professional services in the performance of his duties, consistent with Executive’s positions within the Company, as will reasonably be assigned to him by the Board.  The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term”.

(b)    Board Membership.  At each annual meeting of the Company’s stockholders during the Employment Term, the Company will nominate Executive to serve as a member of the Board.  Executive’s service as a member of the Board will be subject to any required stockholder approval.  While a member of the Board, Executive will be permitted to attend all meetings of the Board and executive sessions thereof, on substantially the same basis as other members of the Board, except as is prohibited by applicable law or listing standard.  Notwithstanding the preceding sentence, Executive will not have the right to attend any portion of a meeting or executive session where the item of discussion relates to Executive’s employment, including (but not limited to) his compensation, performance and/or service on the Board.

(c)    Obligations.  During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company.

2.    At-Will Employment.  Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment.  Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.  However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of termination of his employment.  Executive agrees to resign from all positions held with the Company and its affiliates immediately following the termination of his employment if the Board so requests.

3.    Term of Agreement.  This Agreement will have an initial term of one year commencing on the Effective Date.  On each anniversary of the Effective Date thereafter, this Agreement will automatically renew for an additional one-year term unless either party provides the other party with written notice of non-renewal at least 120 days prior to the date of automatic renewal.  Notwithstanding any contrary provision in this Section 3, (i) in the event of the commencement of a tender offer or the Company and another party enter into a written agreement that contemplates a transaction, the consummation of either of which would result in a Change in Control as defined in Subsection (a), (b), or (d) of such definition, this Agreement will continue until the occurrence of either the resulting Change in Control or the termination or expiration of the tender offer or the written agreement without the occurrence of a Change in Control, whichever comes first, and (ii) in the event a Change in Control (including without limitation a resulting Change in Control described in the preceding clause (i))occurs during the Employment Term, this Agreement will continue for not less than twenty-four (24) months after the date of the Change in Control.

4.    Compensation.

(a)    Base Salary.  As of the Effective Date, the Company will pay Executive an annual salary of $572,000.00 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll schedule and practices and be subject to the usual, required withholdings.  Executive’s salary will be subject to review by the Compensation Committee of the Board (the “Committee”) not less than annually, and adjustments will be made in the discretion of the Committee.

(b)    Incentive Compensation.  Executive will be eligible to receive incentive compensation payable for the achievement of performance goals established by the Committee.  Executive’s annual target incentive award level will be at least 80% of Base Salary, as determined by the Committee.  The actual earned incentive, if any, payable to Executive for any fiscal year of the Company will depend upon the extent to which the applicable performance goal(s) specified by the Committee are achieved and will be decreased or increased for under- or over-performance.  For each fiscal year of the Company, the Committee will endeavor to establish the applicable performance goal(s) no later than the 90th day of the fiscal year to which the goals relate.  Executive will have the opportunity to discuss the nature of such performance goals with the Committee prior to such performance goals being established.  Executive’s incentive compensation will be subject to the terms and conditions of the Company’s incentive plan or arrangement designated by the Committee for this purpose, including but not limited to continued employment requirements and payment date terms that are designed to cause the incentive compensation to be exempt from or in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance thereunder (collectively “Section 409A”).

(c)    Long-Term Incentive.  Executive will be eligible to receive long-term incentives subject to terms and conditions established by the Committee, the underlying Cree, Inc. 2004 Long-Term Incentive Compensation Plan or any successor plan thereto, and the Committee’s terms and conditions for the applicable type of award, including vesting criteria such as continued service or performance objectives.

5.    Employee Benefits.  Executive will be eligible to participate in all Company employee benefit plans, policies, and arrangements that are applicable to other executive officers of the Company in accordance with the terms of such plans, policies, and arrangements as may exist from time to time.  Notwithstanding the preceding sentence, Executive’s eligibility for benefits (other than annual incentive, long-term incentives or other long-term compensation (whether payable in cash, stock, or otherwise), salary, or similar items) will be at least as great as that of any other executive officer of the Company, provided, however, that (a) Executive will be eligible for any enhanced level of benefits that he approves only upon subsequent Committee approval, and (b) Executive will not be eligible for any extraordinary or unusual benefits provided to another executive officer as part of a negotiation for such executive officer to commence or continue employment.

6.    Expenses.  The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.  To the extent that any such reimbursement does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if the corresponding expense is incurred during the term of this Agreement and the reimbursement is made on or before the last day of the calendar year following the calendar year in which the expense is incurred, the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

7.    Termination of Employment.  In the event of Executive’s Termination of Employment with the Company, Executive will be entitled to any (a) unpaid Base Salary accrued up to the date of such Termination of Employment (the “Termination Date”) paid in accordance with the schedule specified in Section 4(a) above, (b) any incentive compensation that is earned as of Executive’s Termination Date in accordance with the terms and conditions of the applicable incentive plan or arrangement but has not yet been paid, which amount, if any, will be paid in accordance with the terms and conditions of the applicable incentive arrangement, (c) pay for accrued but unused vacation that the Company is legally obligated to pay Executive, which amount will be paid in the first regular payroll cycle occurring after the Termination Date or, if Executive is a Specified Employee of the Company on the Termination Date, such amount will be paid on the Six-Month Delay Payment Date to the extent required to satisfy Subsection 409A(a)(2)(B)(i), (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive, (e) unreimbursed business expenses required to be reimbursed to Executive, which amount, if any, will be paid in accordance with Section 6 above, and (f) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, this Agreement, or a separate indemnification agreement, as applicable.  In addition, if the Termination of Employment is initiated by the Company without Cause or by Executive for Good Reason, and the Termination of Employment is In Connection with a Change in Control, Executive will be entitled to the amounts and benefits specified in Section 8(a) below.

8.    Severance.

(a)    Change in Control Benefits.  If Executive’s Termination of Employment is initiated by the Company without Cause or by Executive for Good Reason, and the Termination of Employment is In Connection with a Change in Control (but not by the Company in connection with the death or LTD Disability of Executive), then, subject to Section 9, Executive will receive: (i) continued payment of Base Salary for twenty-four (24) months, paid in accordance with the schedule specified in Section 4(a) above, but commencing within thirty (30) days following Termination of Employment with payments retroactive to that date, except as provided in Section 8(b) below, (ii) a lump sum payment of an amount equal to eighty percent (80%) of Executive’s Base Salary, multiplied by a fraction, the numerator of which is the number of days elapsed starting on the first day of the fiscal year during which the Termination Date occurs and ending on the Termination Date and the denominator of which is 365, paid within sixty (60) days following the Termination Date except as provided in Section 8(b) below, (iii) a lump sum payment equal to the sum of Executive’s earned annual incentives for the two most recently completed fiscal years immediately preceding the Termination Date, paid within ninety (90) days following the Termination Date except as provided in Section 8(b) below, (iv) a lump sum payment equal to twenty-four (24) multiplied by the COBRA premium in effect for the type of medical, dental and vision coverage in effect for Executive (e.g., family coverage vs. employee-only coverage) at the time of his Termination of Employment, paid within ninety (90) days following the Termination Date except as provided in Section 8(b) below, and (v) full accelerated vesting with respect to Executive’s then outstanding, unvested stock options, restricted stock awards, and other equity awards other than performance units used to pay Executive’s annual incentive award.

(b)    Payment Delay in Event Executive is a Specified Employee.  If Executive is a Specified Employee on the Termination Date, the payments specified in subsections 8(a)(i), (ii), (iii) and (iv) above will be delayed until the Six-Month Delay Payment Date to the extent required to satisfy Subsection 409A(a)(2)(B)(i); on that date, the Company will pay Executive a lump sum consisting of all payments that would have been paid to Executive prior to the Six-Month Delay Payment Date had Executive not been a Specified Employee, increased for interest at the short-term Federal rate in effect on the Termination Date for the period beginning on the date each component of such lump sum would have been paid had Executive not been a Specified Employee and ending on the Six-Month Delay Payment Date.

(c)    Parachute Payment Limitation.  Notwithstanding the provisions of Section 8(a) above, if

    (i)    any payments or benefits received or to be received by Executive, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any person whose actions result in a Change in Control, constitute "parachute payments" (such payments or benefits being hereinafter referred to as the "Parachute Payments") within the meaning of Section 280G(b)(2) of the Code, and

    (ii)   the aggregate present value of the Parachute Payments reduced by any excise tax imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed) (the "Excise Tax") would be less than 3 times Executive's "base amount" as defined in Section 280G(b)(3) of the Code,

then, in lieu of that portion of the Parachute Payments to which Executive would otherwise be entitled under subsections (i), (ii), (iii) and (iv) of Section 8(a) above, the Company shall pay Executive an amount (if any) such that the aggregate present value of the Parachute Payments is equal to 2.99 times such base amount (the resulting amount that is payable under subsections (i), (ii), (iii) and (iv) of Section 8(a) is the "Capped Amount").  The Capped Amount shall be apportioned and substituted for the amounts that would otherwise have been payable under subsections (i), (ii), (iii) and (iv) of Section 8(a) above but for this Section 8(c) on a prorata basis, and each such amount shall be paid at the time specified in the corresponding subsection of Section 8(a) above except as provided in Section 8(b) above.  For this purpose, proration shall be accomplished by multiplying each amount that would otherwise have been payable under subsections (i), (ii), (iii) and (iv) of Section 8(a) above but for this Section 8(c) by a fraction, the numerator of which is the Capped Amount and the denominator of which is the aggregate amount that would otherwise have been payable under subsections (i), (ii), (iii) and (iv) of Section 8(a) but for this Section 8(c).  For purposes of this Section 8(c), the base amount, the present value of the Parachute Payments, the amount of the Excise Tax and all other appropriate matters shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G of the Code and based upon the advice of tax counsel selected by such auditors

(d)    Voluntary Termination without Good Reason; Termination for Cause.  If Executive’s employment with the Company terminates voluntarily by Executive without Good Reason or is terminated for Cause by the Company, then, except as provided in Section 7, (i) all further vesting of Executive’s outstanding equity awards will terminate immediately, and Executive’s outstanding equity awards will terminate in accordance with the terms and conditions of the applicable award agreement(s), (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be entitled to receive benefits, including severance benefits, only in accordance with the Company’s then established plans, programs, and practices other than this Agreement.

(e)    Termination due to Death or LTD Disability.  If Executive’s employment is terminated by reason of his death or LTD Disability, then, except as provided in Section 7, (i) Executive’s outstanding equity awards will vest and terminate in accordance with the terms and conditions of the applicable award agreement(s); (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be entitled to receive benefits, including severance benefits, only in accordance with the Company’s then established plans, programs, and practices other than this Agreement.

(f)    Sole Right to Severance.  This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with a termination of his employment In Connection with a Change in Control, except for such payments and benefits to which Executive would be entitled as an employee of the Company in the absence of this Agreement.

9.    Conditions to Receipt of Severance; No Duty to Mitigate.

(a)    Separation Agreement and Release of Claims.  The receipt of any severance pursuant to Section 8 will be subject to Executive signing and not revoking a release of claims in substantially the form attached as Exhibit A, but with any appropriate modifications, reflecting changes in applicable law, as are necessary or appropriate to provide the Company with the protection it would have if the release were executed as of the Effective Date.  No severance will be paid or provided unless and until the release of claims is timely executed and returned by Executive to the Company, becomes effective and has not been timely revoked in accordance with the terms thereof.  The Company will complete and provide to Executive the release of claims in sufficient time so that if Executive timely executes and returns it, the revocation period will expire before severance payments are required to commence under Section 8.

(b)    Nondisparagement.  As a condition to receipt of severance, during the Employment Term and for the longer of (i) 12 months thereafter or (ii) the Continuance Period, Executive will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers.  The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

(c)    Other Requirements.  Executive’s receipt of continued severance payments will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement as amended by this Agreement.

(d)    No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

(e)    Generally Disabled; LTD Disability.  The provisions of this Section 9(e) will control in the event of conflict between this Section 9(e) and any other language in this Agreement.  If Executive becomes Generally Disabled, the Company will not be in breach of this Agreement and Executive will not be entitled to severance pursuant to Section 8(a) on account of the Company, in its sole discretion, taking any action that would otherwise be considered Good Reason under items (i), (iii), or (iv) of the first paragraph of Section 10(g) below or under item (i) of the second paragraph of Section 10(g) below provided that such action remains in effect only for so long as Executive remains Generally Disabled.  If Executive is Generally Disabled for more than ninety-one (91) days (whether or not consecutive) in a rolling twelve (12) month period, the Company will not be in breach of this Agreement and Executive will not be entitled to severance per Section 8(a) on account of the Company permanently taking any action that would otherwise be considered Good Reason under items (i), (iii), or (iv) of the first paragraph of Section 10(g) below or under item (i) of the second paragraph of Section 10(g) below so long as the Company does not terminate Executive’s employment prior to the date that Executive is determined to have an LTD Disability.  If Executive is Generally Disabled and the Company terminates his employment without Cause In Connection with a Change in Control prior to the date that he is determined to have an LTD Disability, such termination will be considered Termination of Employment by the Company without Cause for purposes of Section 8(a) of this Agreement, provided that, in such circumstances, Executive will only be eligible for the severance benefits set forth in items (i) and (iv) of Section 8(a) of this Agreement and Section 13 of this Agreement will not apply.  If Executive ceases to be Generally Disabled before his employment is terminated by reason of LTD Disability, subject to the notice and cure provisions in Section 10(g), for purposes of Section 8(a)

of this Agreement Executive will have the right to terminate his employment for Good Reason (if the Termination of Employment is In Connection with a Change in Control) on account of any event or circumstances that occurred while Executive was Generally Disabled that would otherwise have constituted Good Reason except for the provisions of this Section 9(e) unless such event or circumstances has already been cured by the Company or consented to by Executive; provided that, in such circumstances, Executive will only be eligible for the severance benefits set forth in items (i) and (iv) of Section 8(a) of this Agreement and Section 13 of this Agreement will not apply.  Notwithstanding any language herein to the contrary, nothing in this paragraph creates a right to severance benefits other than if Executive’s Termination of Employment is In Connection with a Change in Control.

10.   Definitions.

(a)    Benefit Plans.  For purposes of this Agreement, “Benefit Plans” means plans, policies, or arrangements that the Company sponsors (or participates in) and that immediately prior to the Termination Date provide Executive, Executive’s spouse, and/or Executive’s eligible dependents with medical, dental, or vision benefits.  The term “Benefit Plans” does not include plans, policies, or arrangements providing for any other type of benefit (including, but not by way of limitation, financial counseling, disability, life insurance, or retirement benefits).

(b)    Cause.  For purposes of this Agreement, “Cause” means (i) Executive’s willful and continued failure to perform the duties and responsibilities of his position that is not corrected within a thirty (30) day correction period that begins upon delivery to Executive of a written demand for performance from the Board that describes the basis for the Board’s belief that Executive has not substantially performed his duties; (ii) any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such may result in substantial personal enrichment of Executive; (iii) Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (iv) Executive materially breaching Executive’s Confidential Information Agreement as modified by this Agreement, which breach is (if capable of cure) not cured within thirty (30) days after the Company delivers written notice to Executive of the breach.

(c)    Change in Control.  For purposes of this Agreement, “Change in Control” will have the same meaning as in Section 7.1 of the Cree, Inc. Equity Compensation Plan (as amended and restated August 5, 2002 and without regard to any subsequent amendments).

(d)    Confidential Information Agreement.  For purposes of this Agreement, “Confidential Information Agreement” shall refer to the version of Employee Agreement Regarding Confidential Information, Intellectual Property, and Noncompetition in effect for Executive as of the relevant date; provided that, with respect to Executive’s post-termination obligations, it shall refer to the version of such agreement in effect as of Executive’s Termination Date.

(e)    Continuance Period.  For purposes of this Agreement, “Continuance Period” means the period of time beginning on the Termination Date and ending on the date twenty-four (24) months following the Termination Date.  Notwithstanding the preceding sentence, in the event of a termination of Executive’s employment where Executive is not entitled to severance under Section 8(a), the Continuance Period shall be of no duration.

(f)    Generally Disabled.  For purposes of this Agreement, “Generally Disabled” means that Executive is unable, with reasonable accommodation, to perform the material and substantial duties of his position due to illness or injury or physical or mental incapacity as determined by the Committee consistent with its obligations to the Company’s shareholders.

(g)    Good Reason.  For purposes of this Agreement, except as provided in Section 9(e) above, “Good Reason” means the occurrence of any of the following, without Executive’s consent: (i) a significant reduction of Executive’s duties or responsibilities or a change in Executive’s position as Chief Executive Officer or President, or the removal of Executive from any of such duties, positions, or responsibilities; (ii) a reduction in Executive’s Base Salary or target annual incentive award level below 80% of Base Salary other than a one-time reduction that also is applied to substantially all other executive officers of the Company on Executive’s recommendation or approval if Executive’s reduction is substantially proportionate to, or no greater than, the reduction applied to substantially all other executive officers; (iii) the Company requiring Executive to report to anyone other than the Board of Directors; (iv) the Company eliminating from reporting to Executive any position that previously directly reported to Executive; or (v) the Company requiring Executive to relocate his principal place of business or the Company relocating its headquarters, in either case to a facility or location outside of a thirty-five (35) mile radius from Executive’s current principal place of employment; provided, however, that Executive only will have Good Reason if he provides notice to the Company of the existence of the event or circumstances constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial occurrence of such event or circumstances and, in the case of a tender offer as contemplated in Section 3(i) of this Agreement, such event or circumstances must have initially occurred after the commencement of the tender offer, and if such event or circumstances is not cured within thirty (30) days after Executive gives written notice to the Company.  If Executive initiates Termination of Employment for Good Reason, the actual Termination of Employment must occur within thirty (30) days after expiration of the cure period. Executive’s failure to timely give notice of the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of Executive’s right to give notice of any new event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event).  Executive’s actions approving in writing (or by such other means as is reliable and verifiable) any change, reduction, requirement or occurrence (that otherwise may be considered Good Reason) in his role as Chief Executive Officer or as a director will be considered consent for the purposes of this Good Reason definition.

In addition, except as provided in Section 9(e) above, “Good Reason” also means the occurrence of any of the following, without Executive’s express written consent, In Connection with a Change in Control:  (i) a substantial reduction by the Company of the facilities and perquisites (including office space and location) available to Executive provided such reduction is not applied to all executive officers of the Company; (ii) a material reduction in the kind or level of employee benefits to which Executive is entitled (other than a reduction due to application of the rules for eligibility or coverage under any benefit plan or policy) with the result that Executive’s overall benefits package is significantly reduced provided such reduction is not applied to substantially all executive officers of the Company; or (iii) the failure of the Company to obtain the assumption of this Agreement by the Successor (as defined in Section 14); provided, however, that Executive only will have Good Reason if the notice and cure conditions specified in the immediately preceding paragraph are satisfied.

(h)    In Connection with a Change in Control.  For purposes of this Agreement, a Termination of Employment with the Company is “In Connection with a Change in Control” if Executive incurs a Termination of Employment either within (i) the period of time between the commencement of a tender offer or the Company and another party entering into a written agreement that contemplates a transaction, the consummation of either of which would result in a Change in Control as defined in Subsection (a), (b), or (d) of such definition and the occurrence of either the resulting Change in Control or the termination or expiration of the tender offer or the written agreement without the occurrence of a Change in Control, or (ii) twenty-four (24) months following a Change in Control (including without limitation a resulting Change in Control described in the preceding clause(i)).

(i)    LTD Disability.  For purposes of this Agreement, “LTD Disability” will mean that Executive is “Partially Disabled” or “Total Disabled” within the meaning of the Company’s current long-term disability plan (or such similar term or terms in any long-term disability plan of the Company that replaces its current long-term disability plan) and has satisfied the elimination period for benefits eligibility under such plan.

(j)    Six-Month Delay Payment Date.  The payment date associated with the first regular payroll cycle after passage of six months following the Termination Date.

(k)    Specified Employee.  For purposes of this Agreement, “Specified Employee” will have the meaning prescribed by Subsection 409A(a)(2)(B)(i) of the Code, as such meaning may be amended from time to time.

(l)    Termination of Employment.  For purposes of this Agreement, “Termination of Employment” will have the meaning as prescribed by Treasury Regulation § 1.409A-1(h)(1)(ii), as such meaning may be amended from time to time.

11.   Tax Treatment; Section 409A Compliance.  Executive acknowledges and agrees that the Company has made no representations as to the tax treatment of the compensation and benefits provided pursuant to this Agreement. This Agreement is intended to comply with the requirements of Section 409A.  Nothing in this Agreement shall require payment in 2008 of any payment that was required to be paid after 2008 under this Agreement or the Existing Agreement; in addition, except as may be required to observe the six-month delay applicable to Specified Employees under Subsection 409A(a)(2)(B)(i), nothing in this Agreement shall postpone beyond 2008 any payment that was required to be paid in 2008 pursuant to this Agreement or the Existing Agreement.  The parties agree to work together to effectuate the intent of this provision, including but not limited to revising the timing and/or form of any payment hereunder as may be permitted by and necessary to ensure the terms and conditions applicable to such payments comply with Section 409A.

12.   Indemnification.  Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s bylaws and Articles of Incorporation, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

13.   Confidential Information.  Executive agrees he will be subject to the noncompetition/nonsolicitation provision (paragraph 11(a)) of his Confidential Information Agreement during the Employment Term and, except as provided in Sections 9(e) and 21 hereof, until the later of (a) the date twelve (12) months following the Termination Date, or (b) the expiration of the Continuance Period.

14.   Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any Successor of the Company.  Any such Successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “Successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

15.   Notices.  All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one business day after being sent overnight by a well-established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee
c/o Corporate Secretary
Cree, Inc.
4600 Silicon Drive
Durham, NC 27703

If to Executive:

at the last residential address known by the Company.

16.   Severability.  If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

17.   Arbitration.  The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Durham, North Carolina before the American Arbitration Association under its National Rules for the Resolution of Employment

Disputes, supplemented by the North Carolina Rules of Civil Procedure.  The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Confidential Information Agreement.

18.   Legal and Tax Expenses.  The Company will reimburse Executive up to $9,000.00, grossed-up for income and withholding taxes based on the tax rates applicable to supplemental wage payments to Executive at the time of payment, for reasonable legal and tax advice expenses incurred in 2008 by him in connection with the negotiation, preparation, and execution of this Agreement and related documents; the Company will make such reimbursement as soon as administratively practicable after the date on which Executive substantiates to the Company in writing the amount of such expenses but in no event later than the last day of 2009; Executive must provide such written substantiation in time for the Company to make such reimbursement by the last day of 2009.  In addition, in the event of a dispute relating to this Agreement arising during the term of Executive’s employment with the Company or within three (3) years following the termination of this Agreement, the Company will reimburse Executive’s fees and expenses as incurred quarterly, including reasonable attorneys’ fees, in connection with such dispute, provided that (i) Executive provides the Company with written documentation substantiating the amount of such fees and expenses, and (ii) Executive prevails on at least one material issue in such dispute or an arbitrator does not determine that Executive’s legal positions were frivolous or without legal foundation.  The Company will make such reimbursement payments quarterly based on the written substantiation documentation submitted by Executive to the Company during the prior quarter; in no event will any reimbursement be made later than the end of the calendar year next following the calendar year in which the expense was incurred by Executive; Executive must provide such written substantiation in time for the Company to make such reimbursement by such deadline.  In the event Executive does not so prevail or in the event of a determination by the arbitrator that his legal positions were frivolous or without legal foundation (in either case, a “Resolution”), Executive will repay to the Company any amounts previously reimbursed by it and Executive will reimburse the Company for its fees and expenses, including reasonable attorneys’ fees, incurred in connection with the dispute, both within a reasonable period of time not to exceed sixty (60) days following the date of the Resolution.  The amount of expenses eligible for reimbursement under this Section 18 during a calendar year will not affect the amount of expenses eligible for reimbursement under this Section 18 in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

19.   Integration.  This Agreement, together with the Confidential Information Agreement and the standard forms of equity award agreements and grant notices that describe Executive’s outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that is signed by duly authorized representatives of the parties hereto.  Notwithstanding the foregoing, the parties acknowledge that, with respect to Executive’s outstanding equity awards as of the Effective Date, if Executive’s Termination of Employment is initiated by the Company without Cause or by Executive for Good Reason, Executive’s right to accelerated vesting of each such award will be determined by reference to Sections 8(a) or 8(b), as applicable (including any relevant defined terms) in the Original Agreement or in the Existing Agreement, as applicable based on the version in effect at the time of the grant of such award (the terms and conditions of which are incorporated herein for this limited purpose), and not by reference to Section 8(a) (including any relevant defined terms) of this Agreement.

20.   Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

21.   Survival.  The Confidential Information Agreement, the Company’s and Executive’s responsibilities under Sections 7, 8 and 9, and Sections 12, 13, 17, and 18 will survive the termination of this Agreement.  Notwithstanding the preceding sentence, in the event this Agreement expires because the Company delivers notice of non-renewal of the term of this Agreement pursuant to Section 3, the amendment of the Confidential Information Agreement provided by Section 13 will expire as of the expiration of the term of this Agreement.

22.   Headings.  All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

23.   Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

24.   Governing Law.  This Agreement will be governed by the laws of the State of North Carolina (with the exception of its conflict of laws provisions).

25.   Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

26.   Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

CREE, INC.

/s/ Thomas H. Werner	Date: August 19, 2008
Thomas H. Werner
Compensation Committee Chairman

EXECUTIVE:

/s/ Charles M. Swoboda	Date: August 19, 2008
Charles M. Swoboda

EXHIBIT A
GENERAL RELEASE
RECITALS

This General Release (this “Release”) is made by and between Charles M. Swoboda (“Employee”) and Cree, Inc. (the “Company”) (jointly referred to as the “Parties”):

WHEREAS, the Company and Employee entered into an Executive Change in Control Agreement dated August 18, 2008 (the “Change in Control Agreement”)

WHEREAS, the Company and Employee entered into an Employee Agreement Regarding Confidential Information, Intellectual Property, and Noncompetition (as amended by the Change in Control Agreement, the “Confidentiality Agreement”);

WHEREAS, the Company and Employee entered into [DESCRIBE EQUITY AWARD AGREEMENTS: a Stock Option Agreement dated [____] granting Employee the option to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s [Stock Option Plan] and the Stock Option Agreement (collectively, the “Stock Agreements”)];

WHEREAS, Employee’s employment with the Company terminated on [DATE] (the “Termination Date”);

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Employee may have against the Company as defined herein, including, but not limited to, any and all claims arising out of, or related to, Employee’s employment with, or separation from, the Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1.    Consideration.

(a)    Pursuant to the Section 9(a) of the Change in Control Agreement, Employee’s receipt of severance pursuant to Section 8(a) of the Change in Control Agreement is subject to Employee executing and not revoking this Release.  In consideration of Employee executing and not revoking this Release, and subject to Section 9 of the Change in Control Agreement, the Company agrees to pay (or provide, as applicable) Employee the amounts and benefits specified in Section 8(a) of the Change in Control Agreement.  Such severance benefits will be paid or provided at the times and in the manner set forth in the Change in Control Agreement.  Employee acknowledges that he will not be entitled to any other compensation or benefits, except as provided in Section 7 of the Change in Control Agreement.

(b)    Stock.  Employee acknowledges that as of the Termination Date, he will have vested in [______] options and no more.  The exercise of any stock options shall continue to be subject to the terms and conditions of the Stock Agreements and Sections 8 and 19 of the Change in Control Agreement.

(c)    Benefits.  Employee’s group health benefits will cease on [DATE], subject to Employee’s right to continue his group health benefits under COBRA.  Employee’s participation in all other benefits and incidents of employment (including, but not limited to, the accrual of vacation and paid time off, and the vesting of stock options) ceased on the Termination Date.

2.    Payment of Salary.  Subject to Section 7 of the Change in Control Agreement and Section 1 above, Employee acknowledges and represents that Employee is not entitled to any additional salary, wages, bonuses, accrued vacation, housing allowances, relocation costs, interest, severance, stock, stock options, outplacement costs, fees, commissions or any other benefits and compensation.

3.    Confidential Information.  Employee shall continue to comply with the terms and conditions of the Confidentiality Agreement, as such agreement may be amended by the Change in Control Agreement, and maintain the confidentiality of all of the Company’s confidential and proprietary information.  Employee also shall return to the Company all of the Company’s property, including all confidential and proprietary information, and all documents and information that Employee obtained in connection with his employment with the Company, on or before the Effective Date of this Release.

4.    Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company.  To the fullest extent permitted by applicable law, Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and its current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (the “Releasees”) from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind arising out of or relating to his employment by the Company (except as provided in Section 7 of the Change in Control Agreement), or his service as an officer of the Company and/or a director of the Company, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Release including, without limitation:

(a)    any and all claims relating to or arising from Employee’s employment with the Company, or the termination of that employment;

(b)    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of, shares of Company stock, including, but not limited to, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)    any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)    any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Fair Credit Reporting Act; the North Carolina Equal Employment Practices Act; and North Carolina law;

(e)    any and all claims for violation of the federal, or any state, constitution;

(f)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Release; and

(h)    any and all claims for attorney fees and costs.

5.    Acknowledgement of Waiver of Claims Under ADEA.  Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release.  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he has been advised by this writing that:

(a)    he should consult with an attorney prior to executing this Release;

(b)    he has up to twenty-one (21) days within which to consider this Release;

(c)    he has seven (7) days following his execution of this Release to revoke this Release;

(d)    this ADEA waiver shall not be effective until the revocation period has expired; and,

(e)    nothing in this Release prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

6.    Unknown Claims.  The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Release.  Employee acknowledges that he has been advised by legal counsel and is familiar with the principle that a general release does not extend to claims which the releasor does not know or suspect to exist in his favor at the time of executing the release, which if known by him would have materially affected his settlement with the releasee.  Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect, to the fullest extent permitted by applicable law.

7.    Application for Employment.  Employee understands and agrees that, as a condition of this Release, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any alleged right of employment or re-employment with the Company, its subsidiaries or related companies, or any successor.

8.    No Cooperation.

(a)    Employee agrees that he will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees that relate to any of the matters for which he has provided a release hereunder, unless under a subpoena or other court order to do so.  Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to the Company.  If approached by anyone for counsel or assistance in the presentation or prosecution of any such disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

(b)    Notwithstanding any language herein to the contrary, Employee understand that nothing in this Release prohibits him from filing or pursuing a charge of discrimination with the Equal Employment Opportunity Commission (EEOC) or a claim with the National Labor Relations Board (NLRB); provided that, by signing this Release Employee agree to waive and relinquish any personal monetary gain that otherwise would result from such EEOC or NLRB Claim.

9.    Costs.  The Parties shall each bear their own costs, expert fees, attorney fees and other fees incurred in connection with the preparation of this Release.

10.   Arbitration.  The Parties agree that any and all disputes arising out of, or relating to, the terms of this Release, their interpretation, and any of the matters herein released, shall be subject to binding arbitration as described in Section 17 of the Change in Control Agreement (but as adjusted to cover disputes under this Release).

11.   No Representations.  Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Release.  Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Release.

12.   No Oral Modification.  Any modification or amendment of this Release, or additional obligation assumed by either Party in connection with this Release, shall be effective only if placed in writing and signed by both Parties or their authorized representatives.

13.   Entire Agreement.  This Release, the Change in Control Agreement, the Confidentiality Agreement and the Stock Agreements represent the entire agreement and understanding between the Company and Employee concerning the subject matter of this Release and Employee’s relationship with the Company, and supersede and replace any and all prior agreements and understandings between the Parties concerning the subject matter of this Release and Employee’s relationship with the Company.

14.   Governing Law.  This Release shall be governed by the laws of the State of North Carolina, without regard for choice of law provisions.

15.   Severability.  If any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions, and the court shall enforce all remaining provisions to the fullest extent permitted by law.

16.   Effective Date.  This Release will not become effective until the eighth (8th) day after it has been signed by both Parties and then only if Executive does not revoke it as permitted in Section 5(c) above (the “Effective Date”).  In order to revoke this Release, the Executive must deliver a letter expressly stating that he is revoking this Release to the Company’s Vice President, Administration, at 4600 Silicon Drive, Durham, North Carolina 27703 within seven (7) days after he signs this Release.

17.   Voluntary Execution of Release.  This Release is executed voluntarily and with the full intent of releasing all claims, and without any duress or undue influence by any of the Parties.  The Parties acknowledge that:

(a)    They have read this Release;

(b)    They have been represented in the preparation, negotiation, and execution of this Release by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)    They understand the terms and consequences of this Release and of the releases it contains; and

(d)    They are fully aware of the legal and binding effect of this Release.

IN WITNESS WHEREOF, each of the parties has executed this Release, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

CREE, INC.

By:	Date:
Title:

EXECUTIVE:

Date:
CHARLES M. SWOBODA